The following is an example of a privately placed note issued by Neuberger Berman High Yield Strategies Fund Inc.

FORM OF SERIES A NOTE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,AS AMENDED (THE ACT), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

NEUBERGER BERMAN HIGH YIELD STRATEGIES FUND INC.

FLOATING RATE SENIOR NOTE, SERIES A, DUE SEPTEMBER 18, 2023

No. RA[_____]	[Date]

$[_______]	PPN 64128C A@5

FOR VALUE RECEIVED, the undersigned, NEUBERGER BERMAN HIGH YIELD STRATEGIES FUND INC. (herein called the Fund), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] DOLLARS (or so much thereof as shall not have been prepaid) on September 18, 2023, with interest(computed on the actual number of days elapsed on the basis of a 360-day year) (a)on the unpaid balance hereof at the Series A Adjusted LIBOR Rate as calculated foreach Interest Period pursuant to Section 1.1 of the Note Agreement (referred tobelow) from the date hereof, payable quarterly, on the last Business Day of eachMarch, June, September and December in each year, commencing with the March, June,September or December next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Series A Prepayment Amount and LIBOR Breakage Amount, payable quarterly as aforesaid (or, at the option of the registered Holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.

In addition to any other amounts of interest payable hereunder, the interest rate applicable to this Note is subject to increase pursuant to and in accordance with the requirements of Sections 1.3 and 9.7(c) of the Note Agreement (referred to below).

Payments of principal of, interest on and any Series A Prepayment Amount and LIBOR Breakage Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Fund in New York, New York or at such other place as the Fund shall have designated by written notice to the Holder of this Note as provided in the Note Agreement.

This Note is one of a series of Senior Notes (herein called the Notes) issued pursuant to the Master Note Agreement, dated as of September 18, 2013 (as from time to time amended, the Note Agreement), between the Fund and the respective Holders named therein and is entitled to the benefits thereof. Each Holder of this Note will be deemed, by its acceptance hereof, to have agreed to the confidentiality provisions set forth in Section 20 of the Note Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Agreement.

This Note is a registered Note and, as provided in the Note Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered Holder hereof or such Holders attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Fund may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Fund will not be affected by any notice to the contrary.

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Series A Prepayment Amount and LIBOR Breakage Amount)and with the effect provided in the Note Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Fund and the Holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

NEUBERGER BERMAN HIGH YIELD STRATEGIES FUND INC.


By
	[Title:]





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